Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

UFP Technologies Announces Q1 Results

Georgetown, Mass., May 3, 2013.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.0 million or $0.29 per diluted common share outstanding for its first quarter ended March 31, 2013, 13.6% less than net income of $2.3 million or $0.33 per diluted common share outstanding for the same period in 2012.  Sales for the first quarter of 2013 were $33.7 million or 5.5% greater than 2012 first quarter sales of $32.0 million.

“Our first quarter got off to a slow start, as reduced demand for our military products and the continued phase-out of a large automotive program affected sales revenue,” said R. Jeffrey Bailly, Chairman & CEO.  “In each case the revenue impact was more than $1 million compared with last year’s first quarter. The quarter also included approximately $150,000 in one-time costs related to the transfer of business from our closed Ventura, California plant to our El Paso, Texas location, and to the integration of our Packaging Alternatives Corporation acquisition.”

“We are very pleased with the PAC acquisition and the contribution that organization is already making to our company,” Bailly continued.  “Without PAC revenues, our sales would have been down about 3% from the prior year. With PAC’s contribution, sales were up 5.5%.”

Looking forward, Bailly said the company believes business will pick up toward the end of Q2 as new programs now in development are launched.  “We remain bullish about our future,” Bailly added.  “We have made a series of important strategic investments in equipment, systems, and personnel, and continue to migrate our Sales & Marketing and Engineering groups into market-focused teams. All these initiatives are aimed at increasing the value we bring to our customers and positioning UFP Technologies for long-term profitable growth.”

UFP Technologies is a producer of innovative custom-engineered components, products, and specialty packaging.  Using foams, plastics, composites, and natural fiber materials, the Company designs and manufactures a vast range of solutions primarily for the medical, automotive, aerospace and defense, and packaging markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, without limitation, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, including the molded fiber, medical, military and automotive markets, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its molded fiber product lines, expectations regarding the manufacturing capacity of the Company’s new production equipment, statements about the anticipated benefits from UFP’s acquisition of Packaging Alternatives Corporation, expectations about the synergies to be achieved from such acquisition, the Company’s participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, the consolidation of certain of manufacturing and other operations and the internal reorganization of our sales and engineering groups, the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, including Packaging Alternatives Corporation, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	(Unaudited)
	Three Months Ended
	31-Mar-13	31-Mar-12
Net sales	$33,697	$31,952
Cost of sales	24,795	22,751
Gross profit	8,902	9,201
SG&A	5,946	5,518
Gain on sale of assets	—	(5)
Operating income	2,956	3,688
Interest expense, other income & expenses	40	17
Income before income taxes	2,916	3,671
Income taxes	886	1,322
Net income from consolidated operations	$2,030	$2,349
Weighted average shares outstanding	6,768	6,588
Weighted average diluted shares outstanding	7,088	7,030
Per Share Data
Net income per share outstanding	$0.30	$0.36
Net income per diluted share outstanding	$0.29	$0.33

Consolidated Condensed Balance Sheets

($ in thousands)

	31-Mar-13	31-Dec-12
	(unaudited)
Assets:
Cash	$31,942	$33,480
Receivables, net	18,514	17,836
Inventories	10,531	9,695
Other current assets	3,598	3,483
Net property, plant, and equipment	23,730	23,318
Other assets	10,753	10,805
Total assets	$99,068	$98,617
Liabilities and equity:
Short-term debt	$1,544	$1,550
Accounts payable	4,685	4,088
Other current liabilities	5,362	7,593
Long-term debt	8,514	8,314
Other liabilities	3,888	3,811
Total liabilities	23,993	25,356
Total equity	75,075	73,261
Total liabilities and stockholders’ equity	$99,068	$98,617